Exhibit 10.5

October 31, 2018

Dan G. LeRoy

905 Woodland Park Ave.

Midland, TX 79705

Re:     Letter Agreement

Dear Dan:

Legacy Reserves Services LLC, a Texas limited liability company (the “Employer”), and Legacy Reserves Inc., a Delaware corporation (the “Company”), wish to enter into this letter agreement (the “Letter Agreement”) with Dan LeRoy (“you”) to set forth the terms and conditions of your continued employment with the Employer. As of October 31, 2018 (the “Effective Date”) this Letter Agreement shall supersede in its entirety any and all prior agreements, understandings or arrangements with the Employer, including that certain Employment Agreement, dated as of September 20, 2018 (the “Employment Agreement”), by and among the Employer and you.

Employment Term: The Employer agrees to employ you pursuant to the terms of this Letter Agreement and you agreed to be so employed for a term commencing as of the Effective Date until your employment is terminated (the “Employment Term”).

Title and Reporting: During your employment for a period commencing on the Effective Date until December 31, 2018 (the “Transition Period”), you will serve as the Vice President and General Counsel of the Company and report directly to the Chief Executive Officer of the Company. Following the Transition Period (the “Post-Transition Period”), you will serve as Senior Legal Advisor of the Company and report directly to the General Counsel.

Duties and Responsibilities: During the Transition Period in your role as Vice President and General Counsel, you will have the duties, responsibilities and authorities customarily associated with such positions in a company the size and nature of the Company; provided that the Company may transition some or all of your duties, responsibilities and authorities to other employees of the Company. During the Post-Transition Period, in your role as Senior Legal Advisor you will perform services as reasonably requested by the General Counsel.

Base Salary: During the Transition Period, the Employer will pay you a base salary at the annual rate of $320,000, prorated for partial years, payable in accordance with the usual payroll practices of the Employer and subject to withholdings and deductions, but at no time less frequently than equal monthly payments. From the end of the Transition Period until December 31, 2019, the Employer will pay you a base salary at the annual rate of $235,000, subject to any adjustment by the Company, prorated for partial years, payable in accordance with the usual payroll practices of the Employer and subject to withholdings and deductions, but at no time less frequently than equal monthly payments.

Bonus and LTIP: You shall be eligible to receive an annual incentive payment under the Company’s annual bonus plan in 2019 (the “Annual Bonus”) based on a target bonus opportunity of at least 75% of your Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established 2018 performance goals established by the Board or the Company’s Compensation Committee in good faith after consultation with the Company’s Chief Executive Officer. In 2019, you shall be eligible to receive an award of equity interests of the Company and/or other forms of equity- based compensation related to your 2018 performance based on a target award value of at least 150% of your 2018 Base

Salary as determined by the board of directors of the Company or the Company’s compensation committee in its discretion. The timing of such award shall be consistent with the executives (the “2019 Award”).

Benefits and Vacation: During the Employment Term, you shall be entitled to participate in any employee benefit plan that the Employer has adopted or may adopt, maintain or contribute to for the benefit of its senior executives, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. Your participation will be subject to the terms of the applicable plan documents and generally applicable Employer policies. Notwithstanding the foregoing, the Employer may modify or terminate any employee benefit plan at any time. Further, during the Employment Term, you will be entitled to vacation in accordance with the Employer’s policy as in effect from time to time, but not less than four (4) weeks of paid vacation per calendar year (as prorated for partial years).

At-Will Employment: Your employment with the Employer will be “at-will.” You may resign at any time, and the Employer may terminate your employment at any time for any (or no) reason and with or without notice.

Equity Acceleration: Upon your termination of employment by the Employer without “Cause” or by Employee for “Good Reason,” (together a “Qualifying Termination”) each as defined below, but subject to your performance of all post-employment obligations set forth in this Agreement and execution and non-revocation of a release of claims in substantially the form attached on Exhibit C within sixty (60) days of such Qualifying Termination, any outstanding equity awards granted to you in 2019 or earlier shall fully vest. For purposes of this Letter Agreement, “Cause” shall mean your (i) conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Employer or the Company or any of their direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, or moral turpitude or similar conduct, (ii) willful malfeasance in the conduct of your duties, including, but not limited to, (A) willful and intentional misuse or diversion of any of the Related Parties’ (defined as the Company and all such direct and indirect subsidiaries of the Company) funds, (B) embezzlement or (C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to any of the Related Parties, (iii) failure to attempt in good faith to perform your substantial job duties consistent with your position, expressly including the provisions of this Letter Agreement which failure continues after written notice, or material failure to follow or comply with the reasonable and lawful written directives of the Board of Directors of the Employer (the “Board”) that continues after written notice, (iv) a material breach of the restrictive covenants set forth on Exhibit A, or (v) a material breach by you of written policies of the Related Parties concerning employee discrimination or harassment. You shall be afforded a reasonable opportunity to cure any act or omission that would otherwise constitute “Cause” hereunder according to the following terms: The Board will cause the Employer to give you written notice stating with reasonable specificity the nature of the circumstances determined by the Board in good faith to constitute “Cause.” If, in the good faith judgment of the Board, the alleged breach is reasonably susceptible to cure, you will have fifteen (15) days from his receipt of such notice to effect the cure of such circumstances or such breach to the good faith satisfaction of the Board. The Board will state whether you will have such an opportunity to cure in the initial notice of “Cause” referred to above. If, in the good faith judgment of the Board the alleged breach is not reasonably susceptible to cure, or such circumstances or breach have not been satisfactorily cured within such fifteen (15) day cure period, such breach will thereupon constitute “Cause” hereunder. For purposes of this Agreement, “Good Reason” shall mean either (i) a reduction in your base salary, (ii) relocation of the Employee’s primary place of employment to a location more than 20 miles from Midland, Texas, or if three of the five individuals who serve as executive officers of the Company as of March 1, 2019 no longer provide services to the Employer or Company, provided that the general counsel as of March 1, 2019 must also no longer provide services to the Employer or Company.

You shall provide the Employer with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days of becoming aware of the occurrence of such circumstances, and actually terminate employment within thirty (30) days following providing such notice. Otherwise, you shall irrevocably waive any claim of such circumstances as “Good Reason.”

Restrictive Covenants: You agree to be bound by, and comply with, the restrictive covenants set forth on Exhibit A.

Governing Law: This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

Entire Agreement: This Letter Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company, including for avoidance of doubt the Employment Agreement, with respect to the subject matter hereof, whether written or oral. For avoidance of doubt, The Employment Agreement is terminated as of the date hereof and you acknowledge and agree that entering into this Letter Agreement shall not be deemed Good Reason for purposes of the Employment Agreement or otherwise or trigger any additional rights to you under any arrangement. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company.

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If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your employment with the Employer, please sign and date one copy of this letter agreement in the space provided below and return the same to me for the Employer’s records.

Very truly yours, LEGACY RESERVES SERVICES LLC

By:	/s/ James Daniel Westcott

Name:	James Daniel Westcott
Title:	President and Chief Financial Officer

LEGACY RESERVES INC.

By:	/s/ James Daniel Westcott

Name:	James Daniel Westcott
Title:	President and Chief Financial Officer

The above terms and conditions (including such terms and conditions set forth in the exhibits hereto) accurately reflect our understanding regarding the terms and conditions of my employment with the Company, and I hereby confirm my agreement to the same.

Dated: October 31, 2018	/s/ Dan G. LeRoy
Employee’s Signature

Exhibit A

RESTRICTIVE COVENANTS

For purposes of this Exhibit A to your Letter Agreement (this “Agreement”), the term “Company” shall refer to the Legacy Reserves Services LLC, a Texas limited liability company, and Legacy Reserves Inc., a Delaware corporation and/or each of their respective subsidiaries and affiliates, including any predecessors and/or successors of any of the foregoing, as the context so requires, each of whom shall be express third party beneficiaries of the rights of the “Company”. For purposes of this Agreement, the term “Employment Term” shall refer to the period of time that you are employed by or otherwise providing services to the Company.

1. CONFIDENTIALITY. You hereby acknowledge that in connection with your employment by the Company, you have been provided and will be provided Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by you or otherwise has been or is made available to you), including information you have not received before, regarding the business and operations of the Company. You further acknowledge that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company, and that the receipt of this Confidential information creates a special relationship of trust and confidence between the Company and you. You thus acknowledge and agree that it is fair and reasonable for the Company to take steps to protect itself. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by the Company relating to Business Opportunities or Proprietary Information (as defined below) or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company, whether oral or in written form. You agree that all Confidential Information is and will remain the property of the Company. You further agree, except for disclosures occurring in the good faith performance of your duties for the Company, during the your Employment Term and at all times thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for your own benefit or profit or allow any person, entity or third party, other than the Company and authorized executives of the same, to use or otherwise gain access to any Confidential Information. You will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by you or your agent or other representative or becomes available to you on a non-confidential basis from a source other than the Company through no breach of any agreement with the Company. Further, you will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company in writing; provided, however, that if and when such a disclosure is required by law, you promptly will provide the Company with notice of such requirement, so that an appropriate protective order may be sought, and will cooperate with the Company in any attempt by the Company to obtain any such appropriate protective order.

2. RETURN OF PROPERTY. You agree that all Confidential Information, whether prepared by you or otherwise coming into your possession, is and shall remain the exclusive property of the Company. You further agree to deliver promptly to the Company, upon termination of your employment hereunder, or at any other time when the Company so requests, all documents relating to the business of the Company, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Company and all copies thereof and therefrom; provided, however, that you will be permitted to retain copies of any documents or materials solely of a personal nature or otherwise related to your rights under this Letter Agreement. You further agree that, after you provide a copy of such information or documents to the Company, you will immediately delete any information or documents relating to the Company’s business from any computer, cellular phone or other digital or electronic device you own.

3. NONCOMPETITION. In consideration of the payments, benefits and other obligations of the Company to you pursuant to the Letter Agreement or otherwise, including, without limitation, the Company’s obligation to provide you with Confidential Information pursuant to paragraph 1 hereof, and in order to protect such Confidential Information and preserve the goodwill of the Company, you hereby covenants and agrees to the following provisions.

(a) NON-COMPETE OBLIGATIONS DURING EMPLOYMENT TERM. You agree that during your Employment Term until December 31, 2018: (A) you will not, other than through the Company, unless approved in writing by a majority of the Board, engage or participate in any manner, whether directly or indirectly, through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, or producing, gathering or marketing hydrocarbons and related products (“Competing Business”), unless set forth on the approved activities list on Exhibit B; and (B) all investments made directly or indirectly by you (whether in your own name or in the name of any family members or other nominees or made by your controlled affiliates) in a Competing Business will be made solely through the Company, unless approved in writing by a majority of the Board or unless set forth on the approved activities list on Exhibit B; and you will not directly or indirectly through any family members or other person or entity and will not permit any of your controlled affiliates to: (I) invest or otherwise participate alongside the Company in any Business Opportunities relating to or arising from a Competing Business, or (II) invest or otherwise participate in any business or activity relating to or arising from a Competing Business, regardless of whether the Company ultimately participates in such business or activity, in either case, except through the Company, unless approved in writing by a majority of the Board or unless set forth on the approved activities list on Exhibit B. Notwithstanding the foregoing, for purposes of paragraph 3, prohibitions on actions of a “family member” will not include (x) actions with respect to which you have no reasonable expectation of a material benefit or (y) persons who are not in the your immediate family or with respect to whom you exercises no reasonable control.

(b) GEOGRAPHIC AREA. For purposes of this Agreement, the “Geographic Area” shall mean (i) any county or parish in which the Company own any oil and gas interests or conducts operations on the Termination Date or in which the Company have owned any oil and gas interests or conducted operations at any time during the six months immediately preceding the Termination Date; or (ii) any county or parish adjacent to any county or parish described in clause (i) of this paragraph 3(b).

4. NONSOLICITATION; NONINTERFERENCE. During the Employment Term and for a period of twenty-four (24) months following December 31, 2018, you, directly or indirectly, will not, whether for your own account or for the account of any other person or entity:

(a) Other than for the benefit of and on behalf of the Company during the Employment Term, solicit, attempt to transact business with, accept business from, transact business with, encourage or entice to end a relationship with the Company, encourage or entice to lessen or alter a relationship with the Company any client or customer of the Company with whom you had any contact with (whether orally, in person or in any writing) during your employment with the Company or about whom or which you learned of or obtained Confidential Information about during your employment with the Company. The restrictions in this paragraph 4 concerning solicitations, attempting to transact business, transacting business, or accepting business applies only to solicitations for, or accepting business on behalf of, any Competing Business; or

(b) solicit, hire, endeavor to entice away from the Company, discuss or encourage leaving employment with the Company or working for or providing services to any person or entity other than the Company, or otherwise interfere with the relationship of the Company with any person who is then employed by the Company (including, without limitation, any independent contractors, engineers, geologists, sales representatives or organizations) or who had such a relationship with the Company within the twelve (12) months preceding such solicitation, hiring, enticement, discussion, encouragement or interference.

5. ASSIGNMENT OF DEVELOPMENTS.

(a) You hereby assign to the Company any rights you may have or acquire in Business Opportunities (defined below) and Proprietary Information (defined below) and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all trade secret rights, patent rights, copyrights, and all other rights throughout the world (collectively, “Proprietary Rights”) related thereto. “Proprietary Information” means trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, Proprietary Information includes: (i) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, knowhow, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (ii) tangible and intangible information relating to formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, testing trials, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. You further hereby assigns to the Company all of your right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or you learned, either alone or jointly with others, during your employment with Company, prior to the Effective Date or in conjunction or at the request of any other person or entity and related in any manner to leasing, acquiring, exploring, or producing, gathering or marketing hydrocarbons and related products, or any other line of business in which the Company becomes involved during your employment with the Company (collectively, “Prior O&G Inventions”). Inventions and Prior O&G Inventions are hereinafter referred to as “Company Inventions.” You recognize that this Agreement does not require assignment of any invention which you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information, unless that invention (a) relates at the time of conception or reduction to practice of the invention to leasing, acquiring, exploring, or producing, gathering or marketing hydrocarbons and related products, or any other portion of the Company’s business or actual or demonstrably anticipated research or development of the Company; or (b) results from any services you performed for the Company. You also assign to, or as directed by, the Company all of your right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies. You also acknowledge that all original works of authorship which are you made (solely or jointly with others) within the scope of the services that you provides to the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). You also agree to promptly and fully disclose to Company any and all Company Inventions and to assign to the Company in the future when any such Company Inventions are first reduced to practice or first fixed in a tangible form all of your right, title and interest in and to any and all such Company Inventions. You further agree to assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end, you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, you will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. In the event the Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in this Agreement, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by you. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. You agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information you developed and all Inventions made by you during your employment with the Company, which records shall be available to and remain the sole property of the Company at all times. Except for the Prior O&G Inventions, those Inventions, if any, patented or unpatented, that you made prior to your employment with the Company are excluded from the scope of this Agreement. For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are wholly or partially developed by you or by a Competing Business other than those set forth in Exhibit B during the Employment Term or originated by any third party and brought to your attention during the Employment Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).

(b) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

6. MUTUAL NONDISPARAGEMENT. You agree that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great cost, time and effort. Therefore, you agree that during your employment with the Company and after the termination of your employment for any reason, you will not in any way disparage, libel or defame the Company or the Company or any of its businesses or business practices, products or services, or employees, officers, directors or owners. The Company agrees to direct its executive officers and members of the Board, in each case, as of the date of termination, to not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about you or otherwise disparage you in any manner that is likely to be harmful to your business reputation. The foregoing shall not be violated by truthful statements in response to, or pursuant to, legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

7. REASONABLENESS OF COVENANTS. In signing this Agreement, you give the Company assurance that the you have carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Agreement hereof. You agree that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by the restraints. You acknowledge that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that you have sufficient assets and skills to provide a livelihood while such covenants remain in force. You further covenant that you will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement, and that you will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Agreement if you challenge the reasonableness or enforceability of the provisions of this Agreement. It is also agreed that each of the Company’s affiliates will have the right to enforce all of your obligations to that affiliate under this Agreement, including without limitation pursuant to this Agreement.

8. REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

9. TOLLING. In the event of any violation of the provisions of this Agreement, you acknowledge and agree that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

10. SURVIVAL OF PROVISIONS. The obligations contained in this Agreement hereof shall survive the termination or expiration of the Employment Term and shall be fully enforceable thereafter.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of your employment with the Company (collectively, the “Claims”). You agree to promptly inform the Company if you become aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if the you are asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from you (other than in connection with any litigation or other proceeding in which you are a party-in-opposition) with respect to matters the you believe in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, you shall not communicate with anyone (other than your attorneys and tax and/or financial advisors and except to the extent that you determine in good faith is necessary in connection with the performance of the you duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Agreement.

12. WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you shall not be not required to notify the Company that such reports or disclosures have been made.

13. EQUITABLE RELIEF AND OTHER REMEDIES. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by you of this Agreement, any severance being paid or other termination-based rights extended to you pursuant to the Letter Agreement or otherwise (collection, the “Termination Rights”) shall immediately cease, and any Termination Rights previously paid or extended to you shall be immediately repaid to the Company.

Exhibit B

Approved Outside Activities as of the

Effective Date

Ownership and participation in the following entities:

1. Sanctuary Mineral and Royalty Partnership, a Texas general partnership (Current ownership: 1/6th general partner interest)

2. Haven Mineral and Royalty Partnership, a Texas general partnership (Current ownership: 20% general partner interest)

3. Refuge Oil and Gas, LLC, a Texas limited liability company (Current ownership: 20% member interest)

EXHIBIT C

GENERAL RELEASE

I,                      , in consideration of and subject to the performance by the Employer (together with its subsidiaries, the “Employer”), of its obligations under the Letter Agreement dated as of October 31, 2018 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Employer and the Company and their respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Employer and the Company and their affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. My employment or service with the Employer and its affiliates terminated as of                     , and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Employer or the Company or their affiliates (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under the Letter Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the Letter Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to restrictive covenants in Exhibit A of the Letter Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Employer or the Company or their affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Employer, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Employer, the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with any event occurring by the date hereof, including claims connected with my employment with, or my separation or termination from, the Employer (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the

Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to vesting of any outstanding equity awards granted to me in 2019 or earlier to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Employer or the Company or their affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Employer or the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Employer, the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Employer, the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that the restrictive covenants in Exhibit A of the Letter Agreement of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.

I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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